Exhibit 5

CONSENT OF MISUZU AUDIT CORPORATION

We hereby consent to the inclusion of our report dated June 23, 2006 in the Annual Report on Form 18-K of Development Bank of Japan for the year ended March 31, 2006 and to the reference to us under the heading “Financial Statements of Development Bank of Japan” in such report.

We also consent to the incorporation by reference of such report and reference in the prospectus included in the Registration Statement on Schedule B of Development Bank of Japan.

ChuoAoyama PricewaterhouseCoopers changed its name to Misuzu Audit Corporation on September 1, 2006.

September 21, 2006

Misuzu Audit Corporation

Independent Certified Public Accountants

/s/ Misuzu Audit Corporation